EXHIBIT 2

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	As at March 31,	As at December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$139,184	$137,359
Term deposits with banks	4,059	106
Financial assets, available-for-sale	1,359	6,367
Accounts receivables, net	2,715	3,122
Receivables from sales representatives	12,409	10,630
Inventories	224	266
Prepaid expenses and other current assets	24,120	18,544
	184,070	176,394
Non-current assets
Property and equipment	63,229	49,701
Investment properties	87,045	89,615
Intangible assets	35,517	21,423
Long term investment	100	100
Deferred income tax assets	99	98
Other non-current assets	2,484	1,766
	188,474	162,703
Total assets	$372,544	$339,097

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$18,831	$8,779
Deferred income and customer prepayments	104,911	84,704
Accrued liabilities	18,816	19,166
Income tax liabilities	3,329	2,635
	145,887	115,284
Non-current liabilities
Accounts payable	850	-
Deferred income and customer prepayments	8,573	5,660
Deferred income tax liabilities	4,388	4,591
	13,811	10,251
Total liabilities	159,698	125,535

Equity attributable to Company’s shareholders
Common shares	528	525
Treasury shares	(150,089)	(150,089)
Other reserves	159,666	161,950
Retained earnings	191,739	191,594
Total Company shareholders’ equity	201,844	203,980
Non-controlling interests	11,002	9,582
Total equity	$212,846	$213,562
Total liabilities and equity	$372,544	$339,097

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)

Revenue
Online and other media services (Note 1)	$23,842	$27,959
Exhibitions	8,860	1,501
Miscellaneous	1,768	1,792
	34,470	31,252
Operating Expenses:
Sales (Note 2)	9,046	10,993
Event production	1,804	396
Community and content (Note 2)	5,443	6,185
General and administrative (Note 2 & 3)	14,128	9,792
Information and technology (Note 2)	3,191	3,314
Total Operating Expenses	33,612	30,680
Profit on sale of property	-	4,457
Profit from Operations	858	5,029
Interest income	417	274
Gain on sale of available-for-sale securities	10	-
Interest expenses	(47)	-
Profit before income taxes	1,238	5,303
Income tax expense	(355)	(26)
Net profit	$883	$5,277
Net (profit) / loss attributable to non-controlling interests	(738)	344
Net profit attributable to the Company’s shareholders	$145	$5,621
Basic net profit per share attributable to the Company’s shareholders	*	$0.16
Shares used in basic net profit per share calculations	34,688,355	34,370,934
Diluted net profit per share attributable to the Company’s shareholders	*	$0.16
Shares used in diluted net profit per share calculations	36,174,507	35,914,192

* Basic and diluted net profit per share attributable to the Company’s shareholders is less than $0.01

Note:     1.        Online and other media services consists of:

	Three months ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)

Online services	$21,252	$24,975
Print services	2,590	2,984
	$23,842	$27,959

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Note:	2.	Non-cash compensation expenses associated with the several equity compensation plans and Global Sources Directors Share Grant Award Plan included under various categories of expenses are as follows:

	Three months ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)

Sales	$7	$68
Community and content	(59)	(41)
General and administrative	183	229
Information and technology	70	85
	$201	$341

Note:     3.        General and administrative expenses consist of:

	Three months ended March 31,
	2014	2013
	(Unaudited)	(Unaudited)

General and administrative expenses before amortization of intangible assets and foreign exchange losses	$9,026	$8,770
Amortization of intangible assets	3,461	776
Foreign exchange losses	1,641	246
	$14,128	$9,792